UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1821055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

CARMAX, INC. 2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED JUNE 23, 2020)
(Full title of the plan)

Eric M. Margolin
Executive Vice President, General Counsel and Corporate Secretary
CarMax, Inc.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(Name and address of agent for service)
(804) 747-0422
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
CarMax, Inc. 2002 Stock Incentive Plan Common Stock (par value $0.50 per share)	1,500,000	$93.250	$139,875,000	$18,155.78

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)
Estimated solely for the purposes of calculating the registration fee as contemplated by Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high ($94.79) and low ($91.71) per share sales prices of CarMax, Inc. Common Stock reported on the New York Stock Exchange on June 22, 2020.

EXPLANATORY NOTE
This Registration Statement is being filed solely for the purpose of registering 1,500,000 shares of common stock, par value $0.50 per share (“Common Stock”), of CarMax, Inc. (the “Registrant”) to be offered to participants under the Registrant’s 2002 Stock Incentive Plan, as amended (the “Plan”). The shares registered on this Registration Statement are in addition to the shares previously registered on Registrant's Registration Statements on Form S-8 with respect to the Plan filed with the Commission on July 30, 2009 (Registration No. 333-160912 registering 4,700,000 shares of Common Stock), August 28, 2012 (Registration No. 333-183594 registering 11,000,000 shares of Common Stock), June 29, 2016 (Registration No. 333-212310 registering 5,000,000 shares of Common Stock), and June 27, 2019 (Registration No. 333-232394 registering 4,150,000 shares of Common Stock) (collectively, the "Prior Registration Statements"). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate and is filed in accordance with General Instruction E to Form S-8. Accordingly, pursuant to General Instruction E, the Registrant hereby incorporates by reference herein the contents of the Prior Registration Statements and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K, filed on April 21, 2020, for the fiscal year ended February 29, 2020 (the “Form 10-K”);

(2)
the portions of the Registrant’s definitive Proxy Statement, filed on May 8, 2020, for the Annual Meeting of Shareholders held on June 23, 2020 that have been incorporated by reference into the Form 10-K for the fiscal year ended February 29, 2020;

(3)	the Registrant’s Current Report on Form 8-K, filed on May 1, 2020 and June 25, 2020; and

(4)
the description of the Registrant’s common stock contained in Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 29, 2020, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
Troutman Sanders LLP, counsel to the Registrant, has rendered its opinion that the shares of Common Stock registered hereunder for sale pursuant to the Registration Statement and the terms and conditions of the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated as of June 23, 2020, will be, when issued in accordance with the foregoing, validly issued, fully paid and non-assessable.

Item 7.	Indemnification of Directors and Officers.
Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.
The Articles of Incorporation, as amended, of the Registrant contain provisions indemnifying the directors and officers of the Registrant against all liabilities and reasonable expenses incurred in a legal proceeding, except as are incurred because of the individual’s willful misconduct or knowing violation of the criminal law or as are otherwise impermissible.  Advances and reimbursements are to be made upon the receipt of a written statement of the indemnitee stating his or her good faith belief that his or her conduct did not constitute willful misconduct or a knowing violation of the criminal law, as well as an undertaking from the indemnitee to repay the same if it is ultimately determined that such person is not entitled to indemnification.
In addition, the Articles of Incorporation, as amended, of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.
The Registrant maintains a standard policy of directors’ and officers’ liability insurance.

Item 8.	Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

EXHIBIT INDEX

4.1
CarMax, Inc. Amended and Restated Articles of Incorporation, effective June 24, 2013, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed June 28, 2013 (File No. 1-31420), is incorporated by this reference.

4.2	CarMax, Inc. Bylaws, as amended and restated April 28, 2020, filed as Exhibit 3.1 to CarMax’s Current Report on Form 8-K, filed May 1, 2020 (File No. 1-31420), is incorporated by this reference.

5.1	Opinion of Troutman Sanders LLP.*

10.1
CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated June 23, 2020, filed as Exhibit 10.1 to CarMax's Current Report on Form 8-K, filed on June 25, 2020 (File No. 1-31420), is incorporated by this reference.

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1). *

23.2	Consent of KPMG LLP.*

24	Powers of Attorney.*

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Goochland County, Commonwealth of Virginia, on this 25th day of June, 2020.

CARMAX, INC.

By:	/s/ William D. Nash
William D. Nash
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William D. Nash	President, Chief Executive Officer and Director	June 25, 2020
William D. Nash

/s/ Enrique N. Mayor-Mora	Senior Vice President and Chief Financial Officer	June 25, 2020
Enrique N. Mayor-Mora

/s/ Jill A. Livesay	Vice President and Chief Accounting Officer	June 25, 2020
Jill A. Livesay

Signature	Title	Date

*	Director	June 25, 2020
Peter J. Bensen

*	Director	June 25, 2020
Ronald E. Blaylock

*	Director	June 25, 2020
Sona Chawla

*	Director	June 25, 2020
Thomas J. Folliard

*	Director	June 25, 2020
Shira Goodman

*	Director	June 25, 2020
Robert J. Hombach

*	Director	June 25, 2020
David W. McCreight

*	Director	June 25, 2020
Mark F. O'Neil

*	Director	June 25, 2020
Pietro Satriano

*	Director	June 25, 2020
Marcella Shinder

*	Director	June 25, 2020
Mitchell D. Steenrod

*
Enrique N. Mayor-Mora, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission as part of this Registration Statement.

Date: June 25, 2020	/s/ Enrique N. Mayor-Mora
Enrique N. Mayor-Mora
Attorney-in-Fact